Exhibit 99.4

News Release

CONTACT: Trudy P. McConnaughhay

Chief Financial Officer

(337) 272-4452

FOR IMMEDIATE RELEASE

PHI, INC. ANNOUNCES FINAL RESULTS OF TENDER OFFER AND CONSENT SOLICITATION FOR ITS 8.625% SENIOR NOTES DUE 2018

LAFAYETTE, LA—March 31, 2014 — PHI, Inc. (“PHI”) (The Nasdaq Global Market: PHII (voting) and PHIIK (non-voting)) announced today the final results of the previously-announced tender offer and consent solicitation (the “Tender Offer”) for all of its outstanding 8.625% Senior Notes due 2018 (the “2018 Notes”). The Tender Offer expired at 12:00 midnight, New York City time, at the end of March 28, 2014 (the “Expiration Time”).

As of the Expiration Time, $292,571,000 aggregate principal amount of the outstanding 2018 Notes (representing approximately 97.52% of the outstanding 2018 Notes) had been validly tendered and not validly withdrawn. All $292,571,000 aggregate principal amount of such notes were validly tendered before the early tender deadline on March 14, 2014 and purchased by PHI on March 17, 2014, and no additional 2018 Notes were tendered after such early tender deadline. Currently, $7,429,000 aggregate principal amount of the 2018 Notes remain outstanding.

On March 17, 2014, PHI called for redemption all of the 2018 Notes that remain outstanding following consummation of the Tender Offer at a “make-whole” redemption price to be determined prior to the redemption date in accordance with the terms of the 2018 Notes and the indenture governing the 2018 Notes (the “2018 Indenture”), plus accrued and unpaid interest relating to such redeemed notes up to, but not including, the redemption date, if any. The redemption is expected to occur on April 16, 2014 in accordance with the terms of the 2018 Indenture.

This press release is neither (i) an offer to purchase, nor a solicitation of an offer to sell, any securities nor (ii) a notice of redemption of any securities. PHI made the Tender Offer only by, and pursuant to the terms and conditions of, an offer to purchase and consent solicitation statement dated March 3, 2014 (the “Offer to Purchase”). The complete terms and conditions of the tender offer and consent solicitation are set forth in the Offer to Purchase and related letter of transmittal, which have been previously furnished to the holders of the 2018 Notes. PHI called the 2018 Notes for redemption only by, and pursuant to the terms and conditions of, a notice of redemption dated March 17, 2014.

PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas and air medical industries and also provides third-party maintenance services to select customers. PHI Voting Common Stock and Non-Voting Common Stock are traded on The NASDAQ Global Market (symbols PHII and PHIIK).

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of PHI. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to the possibility that corporate developments could preclude, impair or delay the above-described redemption transaction due to restrictions under the federal securities laws; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of PHI to consummate the above-described redemption transaction on the terms described above or at all; and other risks referenced from time to time in PHI’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described redemption transaction will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for PHI to identify all such factors, nor can PHI predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. PHI undertakes no obligation to update any of its forward-looking statements for any reason.

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